Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to be Paid	$63,353,521.92 (a)	0.01476%	$9,350.98 (b)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$63,353,521.92
Total Fees Due for Filing			$9,350.98
Total Fees Previously Paid			$1.68 (c)
Total Fee Offsets			$0.00
Net Fee Due			$9,349.30

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of March 1, 2024, of $26.52. This amount is based upon the offer to purchase up to 2,388,896 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.

(c)	Remainder of the overpayment from the tender offer filed on December 13, 2023.